Exhibit 99.1
Lyft Reports Strong Q3 2026 Results
Delivered record Active Riders, Rides, and Gross Bookings
On track for more than 1 billion Rides for the full year
Announced Lyft Go, the industry’s best membership program

SAN FRANCISCO, CA, November 5, 2026 - Lyft, Inc. (Nasdaq: LYFT) today announced financial results for the third quarter ended September 30, 2026.

“Neither rain nor heat nor the gloom of night can slow Lyft’s business. Our customer obsession drove our best financial performance ever. And today we launched Lyft Go, the industry’s best membership program,” said Lyft CEO David Risher. “Looking ahead, our AV partnerships are preparing us to be the best hybrid operator in the business. The next five years will change how the world moves, and Lyft is setting the standard.”

“Strong execution led to rides acceleration in North America and helped us to deliver record Active Riders, Rides, and Gross Bookings as we surpassed $1 billion in trailing twelve-month cash generation for the fifth straight quarter,” said CFO Michael Brous. “This durable growth in the core business combined with expansion into Europe shows our formula is working and positions us well for the road ahead.”
Third Quarter 2026 Financial Highlights
•Gross Bookings of $5.6 billion, up 17% year over year.
•Our results include a $117.9 million impact from certain legal, tax, and regulatory reserve changes and settlements, of which $69.1 million is included as a reduction to revenue.
◦Revenue of $1.8 billion, up 8% year over year, or $1.9 billion excluding the $69.1 million impact.
◦Net (loss) income was down 121% year over year to $(9.7) million, and includes the $117.9 million impact.
▪Net (loss) income as a percentage of Gross Bookings of (0.2)%, compared to 1.0% in Q3'25.
•Adjusted EBITDA up 47% year over year to $203.9 million compared to $138.9 million in Q3'25.
◦Adjusted EBITDA margin as a percentage of Gross Bookings of 3.6% compared to 2.9% in Q3'25.
•Net cash provided by operating activities of $328.4 million compared to $291.3 million in Q3'25.
◦For the trailing twelve months, net cash provided by operating activities was $1.2 billion.
•Free cash flow of $294.7 million compared to $277.8 million in Q3'25.
◦For the trailing twelve months, free cash flow was $1.1 billion.
Third Quarter 2026 Operational Highlights
•Record Active Riders was up 10% year over year to 31.6 million, the 8th consecutive quarter of double-digit growth.
•Rides grew to record levels, up 10% year over year to 273.5 million, with strength in our core rideshare business and an all-time high quarter for Lyft Urban Solutions. Rides growth versus the prior year accelerated sequentially in North America, with momentum in both the U.S. and Canada.
•A record number of North American rideshare rides were linked to a partnership, as we continue to be a partner of choice and create more value for our riders.
•Announced Lyft Go in the U.S., raising the bar for rideshare membership, with members earning up to an industry-leading 8% back in Lyft Credits on every ride.
•Introduced Alcove, our dedicated global premium chauffeuring brand for corporate travel programs launching early 2027, that supercharges Lyft’s premium offerings into the global chauffeur market worth tens of billions of dollars.
•Since September, we’ve been matching riders to fully autonomous Waymo vehicles on the Lyft app in Nashville and in October, we cut the ribbon on our 80,000-square-foot depot.

Fourth Quarter 2026 Outlook
•Gross Bookings of approximately $5.74 billion to $5.94 billion, up approximately 13% to 17% year over year.
•Adjusted EBITDA of approximately $188 million to $213 million, up approximately 22% to 38% year over year.
◦Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) of approximately 3.3% to 3.6%.
We have not provided the forward-looking GAAP equivalent to our non-GAAP outlook or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of reconciling items which include, but are not limited to, stock-based compensation, income tax, legal, tax, and regulatory reserve changes and settlements, and costs related to acquisitions. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalent is not available without unreasonable effort. However, it is important to note that the reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP metrics in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this earnings release, please see “GAAP to non-GAAP Reconciliations” below.
Financial and Operational Results

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
	(in millions, except for percentages)
Active Riders	31.6	30.5	28.7
Rides	273.5	262.4	248.8
Gross Bookings	$5,616.9	$5,504.2	$4,780.4
Revenue	$1,821.8	$1,843.5	$1,685.2
Net (loss) income	$(9.7)	$50.3	$46.1
Net (loss) income as a percentage of Gross Bookings	(0.2)%	0.9%	1.0%
Adjusted EBITDA	$203.9	$177.2	$138.9
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)	3.6%	3.2%	2.9%
Net cash provided by operating activities	$328.4	$349.9	$291.3
Free cash flow	$294.7	$319.6	$277.8
Note: Information on our key metrics and non-GAAP financial measures is also available on our Investor Relations page.
Definitions of Key Metrics
Active Riders
The number of Active Riders is a key indicator of the scale of Lyft’s user community. Lyft defines Active Riders as all unique riders who have taken at least one ride during the quarter. If a ride is requested by another organization or person for the benefit of a rider, that rider is only included in the calculation of Active Riders if the ride is accessible in the rider’s Lyft App.
Rides
Rides represent the level of usage of our multimodal platform. Lyft defines Rides as the total number of rides completed on our multimodal platform that contribute to our revenue. These include any Rides taken through our Lyft App. If multiple riders take a private rideshare ride, including situations where one party picks up another party on the way to a destination, or splits the bill, we count this as a single rideshare ride. Each unique segment of a Shared Ride is considered a single Ride. For example, if two riders successfully match in Shared Ride mode and both complete their Rides, we count this as two Rides. We have largely shifted away from Shared Rides, and now only offer Shared Rides in limited markets. Lyft includes all Rides taken by riders via our Concierge offering, even though such riders may be excluded from the definition of Active Riders unless the ride is accessible in that rider’s Lyft App.
Gross Bookings
Gross Bookings is a key indicator of the scale and impact of our overall platform. Lyft defines Gross Bookings as the total dollar value of transactions including any applicable taxes, tolls and fees, for rides and other offerings provided by Lyft, excluding tips to drivers.

Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) is calculated by dividing Adjusted EBITDA for a period by Gross Bookings for the same period. For the definition of Adjusted EBITDA, refer to “Non-GAAP Financial Measures”.
Webcast
Lyft will host a webcast today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss these financial results and business highlights. Supplemental materials, including management’s prepared remarks, will be available on the Company’s Investor Relations page in advance of the call. To listen to a live audio webcast, please visit our Investor Relations page at https://investor.lyft.com/. The archived webcast will be available on our Investor Relations page shortly after the call.
About Lyft
Whether it’s an everyday commute or a journey that changes everything, Lyft is driven by our purpose: to serve and connect. Founded in 2012, Lyft has grown into a global mobility platform offering a mix of rideshare, taxis, private hire vehicles, executive chauffeur services, car sharing, bikes, and scooters across six continents and thousands of cities. Millions of drivers have chosen to earn on billions of rides - helping to create a more connected world, with transportation options for everyone.
Available Information
Lyft announces material information to the public about Lyft, its products and services and other matters through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, the investor relations section of its website (investor.lyft.com), its X accounts (@lyft and @davidrisher), its Chief Executive Officer’s LinkedIn account (linkedin.com/in/jdavidrisher) and its blogs (including: lyft.com/blog, lyft.com/hub, and eng.lyft.com) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Lyft’s future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Lyft’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, Lyft’s guidance and outlook, including expectations for the fourth quarter and full year of 2026, and the trends and assumptions underlying such guidance and outlook, Lyft’s expectations regarding its share repurchase program, including the timing of repurchases thereunder, Lyft’s strategies and opportunity, Lyft’s plans and expectations regarding its new and existing strategic partnerships, the timing of developments and the benefits such partnerships will provide, Lyft’s expectations regarding its products and features, including the anticipated launch timing, features and benefits of Lyft Go and Alcove, and Lyft’s expectations regarding AV technology, including the deployment of AVs, and Lyft’s expectations regarding its acquisitions and their anticipated impacts on Lyft’s international operations and financial results, and risks related to their integrations and operations. Lyft’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks related to the macroeconomic environment and risks regarding our ability to forecast our performance due to the macroeconomic environment and the risk that our partnerships may not materialize as expected. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Lyft’s filings with the Securities and Exchange Commission (“SEC”), including in our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent Quarterly Reports on Form 10-Q filed with the SEC. The forward-looking statements in this release are based on information available to Lyft as of the date hereof, and Lyft disclaims any obligation to update any forward-looking statements, except as required by law. This press release discusses “customers.” For rideshare, there are generally two customers in every car - the driver is Lyft’s customer, and the rider is the driver’s customer. We care about both.
Non-GAAP Financial Measures
To supplement Lyft's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Lyft considers certain financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) and free cash flow. Lyft defines Adjusted EBITDA as net income (loss) adjusted for interest expense, other income (expense), net, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation expense, payroll tax expense related to stock-based compensation, as well as, if applicable, sublease income, gain from lease termination, restructuring charges, costs related to acquisitions, divestitures and other corporate matters, and certain legal, tax, and regulatory reserve changes and settlements. Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) is calculated by dividing Adjusted EBITDA for a period by Gross Bookings for the same period and is considered a key metric. Lyft defines free cash flow as GAAP net cash provided by (used in) operating activities less purchases of property and equipment and scooter fleet.
Lyft subleases certain office space and earns sublease income. Sublease income is included within other income, net on the condensed consolidated statement of operations, while the related lease expense is included within operating expenses and loss from operations. Lyft believes the adjustment to include sublease income in Adjusted EBITDA is useful to investors by enabling them to better assess Lyft’s operating performance, including the benefits of recent transactions, by presenting sublease income as a contra-expense to the related lease charges that are part of operating expenses.
Lyft excludes certain costs related to acquisitions including due diligence costs, professional fees in connection with an acquisition, certain financing costs, and certain integration-related expenses. These expenses are unpredictable, and depend on factors that may be outside of our control and are not reflective of our ongoing core operations. In addition, the size and complexity of an acquisition, which often drives the magnitude of costs related to acquisitions, may not be indicative of such future costs. We believe excluding costs related to acquisitions, divestitures and other corporate matters facilitates the comparison of our financial results to our historical operating results and to other companies in the industry.
Certain legal, tax, and regulatory reserve changes and settlements are primarily related to certain reserves and/or settlements for significant legal proceedings or governmental investigations and the associated fees. These matters have limited precedent, cover extended historical periods and are unpredictable in both magnitude and timing, therefore are distinct from normal, recurring legal, tax and regulatory matters and related expenses incurred in our ongoing operating performance. Lyft has presented certain measures solely excluding certain legal, tax, and regulatory reserve changes and settlements to provide supplemental information regarding the financial performance of the Company during the relevant period.
Lyft uses its non-GAAP financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. Free cash flow is a measure used by our management to understand and evaluate our operating performance and trends. We believe free cash flow is a useful indicator of liquidity that provides our management with information about our ability to generate or use cash to enhance the strength of our balance sheet, further invest in our business and pursue potential strategic initiatives. Free cash flow has certain limitations, including that it does not reflect our future contractual commitments and it does not represent the total increase or decrease in our cash balance for a given period. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.
Lyft’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Contacts
Francesca Ford-Filandro, Investor Relations	Stephanie Rice, Media
ir@lyft.com	press@lyft.com

Lyft, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for per share data)
(unaudited)

	September 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$1,308,869	$1,132,009
Short-term investments	595,993	705,172
Prepaid expenses and other current assets	1,064,537	1,082,334
Total current assets	2,969,399	2,919,515
Restricted cash and cash equivalents	833,374	705,361
Restricted investments	1,313,166	1,230,758
Investments	44,228	47,066
Property and equipment, net	419,572	418,530
Operating lease right-of-use assets	156,812	165,579
Intangible assets, net	159,299	178,944
Goodwill	491,327	439,754
Deferred tax assets	2,871,311	2,906,135
Other assets	22,035	18,411
Total assets	$9,280,523	$9,030,053
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$106,297	$120,464
Insurance reserves	2,302,867	2,180,426
Accrued and other current liabilities	2,486,356	2,196,863
Operating lease liabilities, current	31,782	28,068
Total current liabilities	4,927,302	4,525,821
Operating lease liabilities	148,101	159,904
Long-term debt, net of current portion	999,515	1,002,404
Other liabilities	224,732	68,401
Total liabilities	6,299,650	5,756,530
Stockholders’ equity
Preferred stock, $0.00001 par value; 1,000,000 shares authorized as of September 30, 2026 and December 31, 2025; no shares issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Common stock, $0.00001 par value; 18,000,000 Class A shares authorized as of September 30, 2026 and December 31, 2025; 379,216 and 400,856 Class A shares issued and outstanding, as of September 30, 2026 and December 31, 2025, respectively; no Class B shares authorized as of September 30, 2026 and 87,220 Class B shares authorized as of December 31, 2025; no Class B shares issued and outstanding as of September 30, 2026 and December 31, 2025	4	4
Additional paid-in capital	10,359,261	10,687,017
Accumulated other comprehensive (loss) income	(19,082)	625
Accumulated deficit	(7,359,310)	(7,414,123)
Total stockholders’ equity	2,980,873	3,273,523
Total liabilities and stockholders’ equity	$9,280,523	$9,030,053

Lyft, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$1,821,822	$1,685,195	$5,315,855	$4,723,550
Costs and expenses
Cost of revenue	871,401	927,221	2,661,966	2,725,829
Operations and support	134,040	131,424	387,103	355,192
Research and development	109,069	109,615	352,441	331,435
Sales and marketing	381,998	243,317	974,920	616,256
General and administrative	344,692	250,565	916,571	698,204
Total costs and expenses	1,841,200	1,662,142	5,293,001	4,726,916
(Loss) income from operations	(19,378)	23,053	22,854	(3,366)
Interest expense	(8,407)	(4,742)	(19,103)	(15,924)
Other income, net	33,643	25,804	100,271	113,710
Income before income taxes	5,858	44,115	104,022	94,420
Provision for (benefit from) income taxes	15,589	(1,959)	49,209	5,465
Net (loss) income	$(9,731)	$46,074	$54,813	$88,955
Net (loss) income per share attributable to common stockholders
Basic	$(0.03)	$0.11	$0.14	$0.21
Diluted	$(0.03)	$0.11	$0.14	$0.21
Weighted-average number of shares outstanding used to compute net (loss) income per share attributable to common stockholders
Basic	378,540	405,679	384,570	414,374
Diluted	378,540	412,674	391,259	420,268
Stock-based compensation included in costs and expenses:
Cost of revenue	$4,405	$4,398	$18,317	$17,337
Operations and support	1,944	2,179	8,267	7,302
Research and development	23,759	27,633	98,791	99,790
Sales and marketing	2,832	3,565	11,418	12,894
General and administrative	20,971	28,810	80,549	104,522

Lyft, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities
Net income	$54,813	$88,955
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	115,248	97,962
Stock-based compensation	217,342	241,845
Deferred income tax	30,092	(999)
Amortization of premium on marketable securities	450	169
Accretion of discount on marketable securities	(39,859)	(54,297)
Amortization of debt discount and issuance costs	3,564	2,450
Loss on sale and disposal of assets, net	8,708	4,989
Other	(4,139)	(4,764)
Changes in operating assets and liabilities, net effects of acquisition
Prepaid expenses and other assets	31,648	(6,249)
Operating lease right-of-use assets	22,837	20,001
Accounts payable	(16,496)	9,453
Insurance reserves	122,441	369,225
Accrued and other liabilities	461,376	179,227
Lease liabilities	(21,985)	(25,754)
Net cash provided by operating activities	986,040	922,213
Cash flows from investing activities
Purchases of marketable securities	(2,578,243)	(2,532,663)
Proceeds from sales of marketable securities	431,819	567,445
Proceeds from maturities of marketable securities	2,206,150	2,474,806
Proceeds from maturities of term deposits	—	2,194
Purchases of property and equipment and scooter fleet	(84,476)	(34,220)
Sales of property and equipment	50,674	43,134
Cash paid for acquisitions, net of cash acquired	(69,141)	(202,908)
Cash received from divestiture of equity method investment	15,499	—
Other investing activities	(7,011)	(1,330)
Net cash (used in) provided by investing activities	(34,729)	316,458
Cash flows from financing activities
Repayment of loans	(62,324)	(47,855)
Payment for settlement of convertible senior notes due 2025	—	(390,719)
Proceeds from issuance of convertible senior notes due 2030	—	500,000
Payment of debt issuance costs	—	(11,250)
Purchase of capped calls	—	(41,950)
Repurchase of Class A common stock	(450,000)	(400,000)
Proceeds from common stock issuances	8,214	7,304
Taxes paid related to net share settlement of equity awards	(99,523)	(95,699)
Principal payments on finance lease obligations	(34,010)	(30,804)
Other financing activities	(3,384)	(396)
Net cash used in financing activities	(641,027)	(511,369)
Effect of foreign exchange on cash, cash equivalents and restricted cash and cash equivalents	(5,411)	880
Net increase in cash, cash equivalents and restricted cash and cash equivalents	304,873	728,182
Cash, cash equivalents and restricted cash and cash equivalents
Beginning of period	1,837,370	946,040
End of period	$2,142,243	$1,674,222

Lyft, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2026	2025
Reconciliation of cash, cash equivalents and restricted cash and cash equivalents to the condensed consolidated balance sheets
Cash and cash equivalents	$1,308,869	$1,305,908
Restricted cash and cash equivalents	833,374	368,314
Total cash, cash equivalents and restricted cash and cash equivalents	$2,142,243	$1,674,222

Non-cash investing and financing activities
Financed vehicles acquired	$46,215	$27,726
Purchases of property and equipment and scooter fleet not yet settled	5,595	4,909
Right-of-use assets acquired under finance leases	16,619	22,438
Right-of-use assets acquired under operating leases	9,448	5,674
Remeasurement of finance and operating lease right-of-use assets	(5,851)	(5,822)
Repurchase of Class A common stock, including excise tax, accrued and not yet paid	3,159	2,719
Debt issuance costs not yet paid	—	979

Lyft, Inc.
GAAP to Non-GAAP Reconciliations
(in millions, except for percentages)
(unaudited)

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
Adjusted EBITDA
Net (loss) income	$(9.7)	$50.3	$46.1
Adjusted to exclude the following:
Interest expense(1)	9.4	6.5	5.8
Other income, net	(33.6)	(36.3)	(25.8)
Provision for (benefit from) income taxes	15.6	28.1	(2.0)
Depreciation and amortization	39.9	38.8	33.8
Stock-based compensation	53.9	76.6	66.6
Payroll tax expense related to stock-based compensation	2.3	3.3	2.4
Sublease income	—	—	0.3
Costs related to acquisitions, divestitures and other corporate matters	8.4	7.9	11.6
Certain legal, tax, and regulatory reserve changes and settlements	117.9	2.1	—
Adjusted EBITDA(2)	$203.9	$177.2	$138.9
Gross Bookings	$5,616.9	$5,504.2	$4,780.4
Net (loss) income as a percentage of Gross Bookings	(0.2)%	0.9%	1.0%
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)	3.6%	3.2%	2.9%
_______________
(1) Includes $0.9 million, $1.0 million and $1.1 million related to the interest component of vehicle related finance leases in the three months ended September 30, 2026, June 30, 2026 and September 30, 2025, respectively.
(2) Due to rounding, numbers presented may not add up precisely to the totals provided.

	Trailing Twelve Months Ended	Three Months Ended
	September 30, 2026	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Free cash flow
Net cash provided by operating activities	$1,232.3	$328.4	$349.9	$307.7	$246.2	$291.3
Less: purchases of property and equipment and scooter fleet	(103.1)	(33.8)	(30.3)	(20.4)	(18.6)	(13.4)
Free cash flow	$1,129.2	$294.7	$319.6	$287.3	$227.6	$277.8
_______________
Note: Due to rounding, numbers presented may not add up precisely to the totals provided.